Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Eleanor Tang (etang@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS LICENSES RIGHTS TO GLAXOSMITHKLINE FOR ZEGERID
IMMEDIATE-RELEASE OMEPRAZOLE PRODUCTS IN OVER 100 COUNTRIES
Santarus and GSK also sign distribution agreement for ZEGERID prescription products in Puerto Rico and U.S. Virgin Islands
Conference call to begin at 5:00 p.m. Eastern time today
SAN DIEGO (December 3, 2007) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that it has entered into agreements granting exclusive rights to GlaxoSmithKline plc (GSK), to commercialize prescription and over-the-counter immediate-release omeprazole products (Licensed Products) for a number of markets in GSK’s International Region (including Africa, Asia, the Middle-East, and Central and South America), and to distribute and sell ZEGERID® brand prescription products in Puerto Rico and the U.S. Virgin Islands (USVI).
Under the license agreement, GSK will be responsible for the development, manufacture and commercialization of Licensed Products in up to 114 countries, excluding the U.S., Europe, Australia, Japan and Canada. In addition, under a separate distribution agreement, GSK will distribute, market and sell ZEGERID brand prescription products in Puerto Rico and the USVI beginning in the first quarter of 2008. GSK will bear all costs for its activities under the license and distribution agreements.
GSK will pay Santarus an $11.5 million upfront fee and tiered double digit royalties, subject to reduction in certain circumstances, on net sales of any products sold under the license and distribution agreements. The term of the license agreement continues so long as GSK is obligated to pay royalties and the term of the distribution agreement continues as long as GSK sells the products, unless the agreements are terminated earlier by either GSK or Santarus under specified circumstances. GSK has an option to make a buy-out payment 20 years after the effective date of the agreements, after which time, GSK’s royalty obligations generally would end. To support GSK’s initial launch costs, Santarus will waive the first $2.5 million of aggregate royalties payable under the license and distribution agreements.
“As a leading global pharmaceutical company, GSK has well established international commercialization capabilities. We believe its demonstrated success in the gastrointestinal therapeutic area make GSK an ideal partner for Santarus in the covered markets,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We also believe this relationship with GSK is a major advancement of our strategic objective to leverage our immediate-release proton pump inhibitor intellectual property in international markets and to further diversify our potential sources of future revenues.”
“This agreement combines GSK’s commercial strength in these countries with a great opportunity in the form of ZEGERID immediate-release omeprazole products,” commented Dr. Russell Greig, President, GSK

Pharmaceuticals International.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, December 3, 2007. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 26421314. The live conference call also will be available via the Internet by visiting the Investor Relations section of the Santarus Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Currently Marketed ZEGERID Prescription Products in the U.S.
ZEGERID (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension contain a combination of omeprazole, a proton pump inhibitor (PPI), and sodium bicarbonate, an antacid, which raises the gastric pH and thus protects the omeprazole from acid degradation.
In the U.S., ZEGERID Capsules and ZEGERID Powder for Oral Suspension are indicated for the treatment of heartburn and other symptoms associated with gastroesophageal reflux disease (GERD), erosive esophagitis, and gastric and duodenal ulcers. ZEGERID Powder for Oral Suspension is also indicated for the reduction of risk of upper gastrointestinal bleeding in critically ill patients.
These ZEGERID products offer a distinct pharmacological profile – rapidly reaching maximal plasma levels (in approximately 30 minutes) and providing strong acid control, with a median 24-hour gastric pH of greater than 4 ranging from 12.2 hours to 18.6 hours, depending on the strength and dosage form, after repeated once-daily dosing. ZEGERID can be conveniently taken once-a-day on an empty stomach, at least one hour before a meal.
PPIs are widely prescribed for a variety of diseases and disorders of the upper digestive tract. All currently marketed oral PPIs in the U.S., other than ZEGERID, are delayed-release formulations that utilize an enteric coating to protect the PPI from acid degradation, thereby delaying absorption and initial acid suppression. Unlike delayed-release PPIs, ZEGERID Capsules and Powder for Oral Suspension utilize an antacid in lieu of an enteric coating. The antacid neutralizes stomach acid and protects the PPI, omeprazole, from gastric acid degradation and allows for its rapid absorption and suppression of gastric acid.
Important Safety Information
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. In critically ill patients treated with ZEGERID, adverse events generally reflected the serious, underlying medical condition of the patients, and were similar for patients treated with ZEGERID and with the comparator (acid-controlling) drug. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID Capsules contain 303 mg of sodium per dose. ZEGERID Powder for Oral Suspension contains 460 mg of sodium per dose. This should be taken into consideration for patients on a sodium-restricted diet. Sodium bicarbonate is contraindicated in patients with metabolic alkalosis and hypocalcemia. ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
Since both 20 mg and 40 mg ZEGERID contain the same amount of sodium bicarbonate (1100 mg in capsules, 1680 mg in packets of powder for oral suspension), two 20 mg capsules are not equivalent to, and should not be substituted for, one 40 mg capsule, and two 20 mg packets are not equivalent to, and should not be substituted for, one 40 mg packet.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: risks related to the license and distribution agreements with GSK, including the success of GSK’s development, distribution, sales and marketing activities, GSK’s ability to obtain regulatory approvals in the licensed international markets, GSK’s level of commitment and the potential for termination of one or both of the agreements; the scope and validity of patent protection for ZEGERID and other licensed products and Santarus’ and GSK’s ability to commercialize ZEGERID and other licensed products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of ZEGERID or other licensed products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc.